Exhibit 12

March 7, 2003

Board of Directors

Strong Income Funds, Inc.

100 Heritage Reserve

Menomonee Falls, WI  53051

Board of Trustees

State Street Research Tax-Exempt Trust

One Financial Center

Boston, MA  02110-2690

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the acquisition of all of the assets of the State Street Research Tax-Exempt Fund (the “State Street Fund”), which is a series of the State Street Research Tax-Exempt Trust (the “Trust”), a Massachusetts business trust, by Strong Advisor Municipal Bond Fund (the “Strong Fund”), which is a series of the Strong Income Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Wisconsin, in exchange for the assumption by the Strong Fund of all of the liabilities of the State Street Fund and the delivery by the Strong Fund to the State Street Fund of:

(1)

that number of full and fractional Class A shares of the Strong Fund (the “Class A Strong Fund Shares”) equal in value to the assets of the State Street Fund attributable to the Class A shares of the State Street Fund less the value of the liabilities of the State Street Fund attributable to the Class A shares of the State Street Fund (the “State Street Fund Class A Acquisition”),

(2)

that number of full and fractional Class B shares of the Strong Fund (the “Class B Strong Fund Shares”) equal in value to the assets of the State Street Fund attributable to the Class B shares and the Class B(1) shares of the State Street Fund less the value of the liabilities of the State Street Fund attributable to the Class B and Class B(1) shares of the State Street Fund (the “State Street Fund Class B and Class B(1) Acquisition”),

(3)

that number of full and fractional Class C shares of the Strong Fund (the “Class C Strong Fund Shares”) equal in value to the assets of the State Street Fund attributable to the Class C shares of the State Street Fund less the value of the liabilities of the State Street Fund attributable to the Class C shares of the State Street Fund (the “State Street Fund Class C Acquisition”),

(4)

that number of full and fractional Institutional Class shares of the Strong Fund (the “Institutional Class Strong Fund Shares”) (collectively, the Class A, Class B, Class C, and Institutional Class Shares of the Strong Fund shall be referred to as the “Strong Fund Shares”) equal in value to the assets of the State Street Fund attributable to the Class S shares of the State Street Fund less the value of the liabilities of the State Street Fund attributable to the Class S shares of the State Street Fund (the “State Street Fund Class S Acquisition”)

(collectively, the assumption of the liabilities of the State Street Fund by the Strong Fund and the Class A, Class B and Class B(1), Class C, and Class S Acquisitions of the State Street Fund, together with the distribution of Strong Fund Shares to the State Street Fund shareholders in exchange for their State Street Fund shares as described in the Agreement as hereafter defined, shall be referred to as the “Asset Acquisition”).  The Asset Acquisition is proposed to be consummated pursuant to the applicable corporate laws of the State of Wisconsin and in accordance with that certain Agreement and Plan of Reorganization between the Trust, on behalf of the State Street Fund, and the Corporation, on behalf of the Strong Fund, dated as of November 15, 2002 (the “Agreement”).

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Corporation in connection with the Asset Acquisition.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

•

The Agreement;

•

The Registration Statement of the Corporation on Form N-14 as filed with the Securities and Exchange Commission on November 27, 2002, as amended (the “Registration Statement”), and the Proxy Statement/Prospectus included therein;

•

Certificates of certain officers of the Corporation and the Trust as to the satisfaction of various conditions for the Asset Acquisition under the Agreement; and

•

Such other instruments and documents related to the formation, organization and operation of the Strong Fund and the State Street Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

•

Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

•

The Asset Acquisition will be consummated pursuant to the Agreement and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a)

The transfer to the Strong Fund of all of the assets and liabilities of the State Street Fund in exchange solely for Strong Fund Shares, followed by the distribution of Strong Fund Shares to State Street Fund shareholders in exchange for their shares of the State Street Fund in complete liquidation of the State Street Fund, will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Strong Fund and the State Street Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)

No gain or loss will be recognized by the State Street Fund, in accordance with Section 361(a) of the Code, upon the transfer of its assets and liabilities to the Strong Fund in exchange for Strong Fund Shares or upon the distribution (whether actual or constructive) of the Strong Fund Shares to the State Street Fund shareholders in exchange for their shares of the State Street Fund under Section 361(c) of the Code.

(c)

In accordance with Section 362(b) of the Code, the basis of the assets of the State Street Fund in the hands of the Strong Fund will be the same as the basis of such assets immediately prior to the transfer.

(d)

The holding periods of the assets of the State Street Fund in the hands of the Strong Fund will include the periods during which such assets were held by the State Street Fund.

(e)

Under Section 1032 of the Code, no gain or loss will be recognized by the Strong Fund upon the receipt of the assets and assumption of the liabilities of the State Street Fund in exchange for Strong Fund Shares.

(f)

In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the State Street Fund shareholders upon the receipt of Strong Fund Shares solely in exchange for their shares of the State Street Fund as part of the Asset Acquisition.

(g)

In accordance with Section 358 of the Code, the aggregate basis of the Strong Fund Shares received by the State Street Fund shareholders will be the same as the aggregate basis of the shares of the State Street Fund exchanged therefor.

(h)

In accordance with Section 1223 of the Code, the holding periods of the Strong Fund Shares received by the State Street Fund shareholders will include the holding periods during which the shares of the State Street Fund exchanged therefor were held, provided that at the time of the exchange, such shares of the State Street Fund were held as capital assets in the hands of such State Street Fund shareholders.

(i)

The Strong Fund will succeed to and take into account those tax attributes of the State Street Fund that are described in Section 381(c) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

•

Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

•

Our opinion concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above.  No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition.  In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

•

Our opinion is void and may not be relied upon if (a) all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate in all material respects at all relevant times.

•

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 9.5 of the Agreement.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.